UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

PARKS! AMERICA, INC.

(Name of Registrant as Specified in Its Charter)

FOCUSED COMPOUNDING FUND, LP
ANDREW KUHN
GEOFF GANNON
JAMES FORD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Focused Compounding Fund, LP, issued a press release containing an open letter from its portfolio manager, Geoffrey Gannon, to the board of directors of Parks! America, Inc. The press release is below:

Focused Compounding Fund, LP Issues Open Letter to the Board of Parks! America, Inc.

January 8, 2024 – (GLOBE NEWSWIRE) – Following its January 4, 2024 filing with the SEC of a contested preliminary proxy statement on Schedule 14A, Focused Compounding Fund, LP issued the following open letter dated January 8, 2024 to the board of directors of Parks! America, Inc. (OTC: PRKA).

Board of Directors

Parks! America, Inc.

1300 Oak Grove Road

Pine Mountain, GA 31822

January 8, 2024

To the Board of Parks! America:

I’m writing to make our gripe clear. That word “gripe” is in the singular because we have only one.

We’re running a single issue campaign. We’re not saying there’s anything wrong with the way you’re running the company. We’re saying you’re wrong to be running the company. You weren’t elected. And you never plan to be elected.

For 13 years, you haven’t held an election. That disqualifies you from having anything to do with a public company. You can be geniuses at running a business, but if you don’t have elections – you can’t be directors.

The company has not held an annual meeting for 13 years. And – as of now – the board’s strategy to stay in power is to never, ever hold an annual meeting. That is not a choice a board can make. It is not a matter of business judgment. Directors face shareholder votes. Without regular, free and fair elections – directors become dictators. You can appoint whoever you want to the board between elections. But you can’t call off elections entirely. This is a public SEC-filing company. It is not a trust, a charity, a club, or a college. Just doing a great job running the place isn’t enough. At some point: the owners have to vote you in and vote to keep you in. Thirteen years is past that point.

Will we do a better or worse job running the business than you?

I don’t know. Maybe worse. But that’s a risk the other shareholders will have to take if they want this thing to be a legitimate public company.

We’re not promising amazing results, a zooming stock price, or any of the usual proxy fight malarkey. We’re offering hope.

Look. We’re going to be 100% honest with the other shareholders: Our only operating plan is that Andrew Kuhn and I will put in the time for zero pay, be very focused on expense control and capital allocation, and try our best. I’m sure you’ve been trying your best to run the company too. No one can promise results. You tried hard. We’ll try hard. All we can promise is we’ll do our best and let the owners vote us in or out each year as they see fit.

That’s our operating strategy.

As the company’s largest shareholder, we aren’t looking to make money off shareholders; we are looking to make money with shareholders. To that end, Andrew and I, as principals of Focused Compounding, will take no fees or other compensation. This compares to the current Board, which receives aggregate fees and compensation of $80,000 annually.

What about “fundamental matters of corporate governance?”

Let’s start with the most fundamental: elections.

We’ll have them every year. And we’ll abide by the results.

Earnings calls?

We’ll have those every quarter and we’ll take every question. If Chuck wants to get on the line and tell the world how awful we are till he’s blue in the face – he’s a shareholder, that’s his right. We’ll let him do it. It’ll be recorded in archived audio. It’ll go in a transcript. We’ll put it on the website.

Annual meetings?

We’ll have those too. In person. And at one of the company’s parks. We’ll also archive them: audio, visual, etc. and they’ll go online permanently. Again: if you guys – after being removed as directors – want to continue owning stock and want to show up at the meeting, we’ll hand you the microphone. You can filibuster as long as you want. You’re shareholders. That’s your right.

We’re going to propose a 1-for-100 reverse stock split to bring the price to a normal trading level. Owners of 99 shares or less will get cashed out. We think this is what most shareholders want. But we don’t know. We’ll have a vote. That’s how we’ll know. If it wins, we’ll do it. If it loses, we won’t.

ESG? How many directors? How many independent directors? The list goes on.

Shareholders will tell us all that and more at the annual meeting.

Isn’t it awful we’re proposing a super small board to facilitate some sort of implicit takeover?

Yep. It is awful. As you know: we offered you a bigger board that gave you the maximum amount of minority influence we possibly could without risking the board reverting back to an unelected junta that just doesn’t do elections.

I know this idea of a takeover bothers you. So let me be clear…

This is a takeover. Democracy is replacing a dictatorship.

And we’re gonna make it stick. You don’t give a known dictator half the seats in parliament plus one. That kind of transition to democracy will last exactly one day. A transition to democracy means the old guard gets no more than one seat less than a majority. Otherwise you backslide into the old regime.

Look…

We’re not proposing a tiny, little squad of 3 directors because we’re crazy enough to actually want to run a public company with 3 directors. We’re proposing that to get an unelected junta out the door and an owner-driven democracy in the door. That’s it. Sure. It’s fast and messy for now. But it’s better than the ever-entrenched status quo we’ve got.

We’ll recruit good candidates to put to a shareholder vote once we find them and can promise them they’ll be joining a board that runs a public company the way it’s supposed to be run.

That’s the campaign. Vote the bad board out. Vote us in. They’ve never run a public company the way it’s supposed to be run. And they never will.

We will.

We’re not promising results, we’re not promising policies, we’re not promising great leaders. We’re just promising elections.

We are not going to engage with you on any other issues.

Because there are no other issues.

Not when someone is running an SEC-filing public company without having elections. That’s the only issue that matters.

You can put out all the usual legalese B.S. in these 8-Ks you keep doing. But we’re not going to pretend you’re entitled to the usual defenses of a legitimate public company when you aren’t one.

You don’t hold elections.

You are a kangaroo board.

You can leave voluntarily or electorally – but you’re leaving.

I’m sure your advisors have told you that the way it works in these kind of situations is you can delay, delay, delay and spend, spend, spend in the hopes we’ll temper our approach and agree to something slightly more favorable than total removal of the board.

This isn’t a typical situation. We’re not typical activists. There is no obvious off-ramp.

We have exactly as much time as you do. We have several times more money than you do. And we have a hell of a lot more honor than you do.

Honor demands the total removal of this board. We don’t plan on playing chicken. Despite what your advisors may have told you – every time we’ve said we’re going to do something, we’ve done exactly that.

So how’s it all going to end up?

After multiple votes, multiple court cases, and thousands of billable hours we’re planning to end up exactly where I just laid out in this letter. No obvious off-ramp. Total removal of the board.

I get that. I’ve given up hope the board will do the right thing. I’m writing this letter in the hopes there might still be a couple good apples on that board. People who have voted with the majority to do the wrong thing but know that what the board is doing now is both wrong and futile.

There’s no obvious off-ramp between us and the board as a whole. This moment now is the last off-ramp we see for those directors who know better. Look at the people around you and ask if this is really the ship you want to go down with? Are these really the people you want to be associating with? Is this really how you want your professional life to end?

It is easy in the drip-drip-drip of daily decisions to fail to understand the gravity of your situation. But you are now – personally – sitting on an SEC-filing public company board that has not held elections for 13 years. A board that is fighting tooth-and-nail for the cause of never, ever needing to hold such elections.

That’s not a business judgment. That’s a moral judgment. They are making the wrong one. And if you stay on that board beyond receipt of this letter – there’s no going back. You’re one of them.

We can work with directors who recognize the right thing to do. There can be continuity at this company. But no one who goes down with the ship is going to be treated any differently than the rest of the crew. They’re all in it together.

The advisors you’ve hired work for the company. They don’t work for you. And if they give you lousy advice, you’ll suffer the consequences. They won’t.

Whatever they’ve been telling you…

Not holding elections for 13 years is not typical.

Trying not to hold elections ever again is not typical.

This is very, very serious stuff.

And whatever they are telling you about how we’ll handle this once you’ve been removed…

Don’t expect us to do what is expedient or what’s typical in these situations.

We aren’t typical activists. And we have no interest in expediency.

We’re going to do the honorable thing. The hard thing. The just thing. So…

If you’re afraid of justice, you need to get off the board right now.

Sincerely,

Geoff Gannon

P.S. – We believe the best case for a new board is the way you’re trying to cling to power. Therefore, we have created the site PRKAproxyfight.com. Here we will publish all of the 8-Ks, DEF14As, etc. you put out. We want your message to reach the broadest possible audience. So instead of disseminating our side of things, we’re going to make sure your message propagates across the internet in your own exact words. The responses your lawyers draft for you will form the backbone of our campaign. Letting the internet pick apart the legalese you put out will keep this campaign focused on the fact that a vote for the old board is a vote for never getting to vote again.

Contact:

Andrew Kuhn (469) 207-5844
andrew@focusedcompounding.com

Additional Information

The persons identified on the cover page hereto (collectively, the “Focused Compounding Group”) have filed a contested Preliminary Proxy Statement (the “Preliminary Proxy Statement”) together with a proxy card with the SEC in connection with the proxy solicitation the Focused Compounding Group initiated (the “Proxy Solicitation”) and intends to file a Definitive Proxy Statement (the “Definitive Proxy Statement”) as soon as possible. SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE DEFINITIVE PROXY STATEMENT WHEN AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS THAT THE FOCUSED COMPOUNDING GROUP FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain, free of charge, copies of the Preliminary Proxy Statement, the Definitive Proxy Statement when available, and any amendments or supplements thereto and any other documents (including the proxy card) at the SEC’s website (http://www.sec.gov).

Certain Information Regarding Participants

The respective members of the Focused Compounding Group may be deemed to be participants in the solicitation of proxy cards from shareholders in connection with the Preliminary Proxy Statement. Additional information regarding the identity of these participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Preliminary Proxy Statement and will be set forth in the Definitive Proxy Statement and certain other materials to be filed with the SEC in connection with the Proxy Solicitation.